Exhibit 10.1

PROTOCOLE D’ACCORD TRANSACTIONNEL

Translation for Information Purposes Only

ENTRE LES SOUSSIGNES:	BETWEEN THE UNDERSIGNED:

Vapotherm, Inc., société de droit américain, dont le siège social est situé au 100 Domain Drive, Exeter, NH 03833, Etats-Unis, dont le numéro SIRET est le 818 620 650 00015, représentée par Monsieur Joseph F. Army, en sa qualité de Président et CEO,

Vapotherm, Inc., an American company, which registered address is at 100 Domain Drive, Exeter, NH 03833, United States of America, whose SIRET number in France is 818 620 650 00015, represented by Mr. Joseph F. Army, acting in the capacity as President, Chief Executive Officer,

(ci-après dénommée la « Société »),	(Hereafter referred to as the "Company"),

ET :	AND :

Monsieur Grégoire Ramade, né le 6 juillet 1969, demeurant 43 Avenue André Morizet, 92100 Boulogne Billancourt.	Mr. Grégoire Ramade, born on July 6th, 1969, residing 43 Avenue André Morizet, 92100 Boulogne Billancourt,

(Ci-après dénommée le « Salarié »),	(Hereafter referred to as the “Employee”),

(ci-après ensemble dénommées : les « Parties »),	(Hereafter together referred to as the "Parties"),

ETANT PREALABLEMENT EXPOSE	WHEREAS:

A.- La relation de travail	A – The employment relationship

Le Salarié a été embauché par la Société le 23 mai 2016, dans le cadre d’un contrat de travail à durée indéterminée (ci-après le « Contrat »).	The Employee was hired by the Company as of May 23, 2016, under a permanent employment contract (hereinafter referred to as the "Contract").

En dernier lieu, le Salarié occupait le poste de Chief Commercial Officer, statut cadre, position IIIC, coefficient 240, en application de la convention collective de la Métallurgie (Ingénieurs et Cadres) (ci-après « la Convention Collective »).

Lastly, the Employee performed the functions of Chief Commercial Officer, with an executive status, position IIIC, coefficient 240, according to the collective bargaining agreement of the Metal Industry (Engineers and Executives) (hereinafter the "Collective Bargaining Agreement").

Durant le mois de septembre 2023, les Parties se sont rapprochées afin d’envisager la fin de leur relation. Plus particulièrement, à l’issue de plusieurs entretiens qui se sont tenus les 14 et 15 septembre 2023, les Parties sont parvenues à un accord et ont ainsi signé le 26 septembre 2023, le formulaire de rupture conventionnelle et une annexe qui seront transmis par la Société à la Dreets pour homologation à l’issue du délai de rétractation de 15 jours calendaires.

During the month of September 2023, the Parties approached each other with a view to considering their separation. More specifically, following several meetings held on September 14 and 15, 2023, the Parties reached an agreement and signed on September 26, 2023, the amicable termination form and its appendix which will be sent by the Company to the competent French Labor administration (“Dreets”) for certification, after expiration of the 15-calendar-day right of withdrawal.

Ces documents mentionnent la date envisagée de rupture du Contrat qui sera 31 octobre 2023 (ci-après la « Date de rupture ») sous réserve que la Dreets homologue de manière explicite ou implicite la rupture conventionnelle.

These documents state the contemplated date of termination of the employment contract, which will be on October 31st, 2023 (hereinafter referred to as the “Termination Date”), provided that the French local labor authorities grant explicit or implicit approval.

B.- Le litige	B.-Litigation

Bien que le Salarié ne remette pas en cause la rupture conventionnelle convenue entre les Parties, ce dernier a porté à la connaissance de la Société un certain nombre de nouveaux griefs portant sur des points autres que la rupture de son contrat de travail.

Although he did not challenge the agreed termination, the Employee submitted new claims on subjects other than the termination of his Contract.

Il a notamment fait valoir qu’il s’était pleinement investi dans le cadre de son activité professionnelle, ne ménageant ni son temps, ni sa peine durant ses fonctions.	He argued in particular that he has been fully dedicated to his professional activity, putting no limit to his time and efforts during his employment.

Le Salarié a aussi avancé qu’il n’était pas toujours rempli de tous ses droits en termes de rémunération, notamment variable.	The Employee also argued that all his rights were not always fulfilled in terms of compensation, particularly variable compensation.

Il ajoutait que cette situation lui avait causé un préjudice matériel et moral considérable, compte tenu notamment de son ancienneté et de son poste dans la Société.	He added that this situation had caused him significant material and moral prejudice, in the light of his seniority and position in the Company.

De son côté, la Société a fermement contesté les allégations du Salarié.	For its part, the Company strongly disagreed with the Employee's allegations.

La Société estimait qu'aucune revendication valable concernant l'exécution du contrat de travail du Salarié ne pouvait être formulée, que l'appréciation de son travail se reflétait dans sa rémunération, et qu’il avait été rempli de l’ensemble de ses droits en matière de rémunération.

The Company considered that no valid claim could be made regarding the performance of the Employee's employment contract, that the appreciation of his work was reflected in his compensation, and that he had all his rights satisfied in terms of compensation.

Elle répondait aussi que la hiérarchie du Salarié s’était pleinement impliquée.	It also replied that the Employee's hierarchy had been fully involved.

Conscientes de l'incertitude qui pèse sur une issue judiciaire de leurs différends et désireuses d'éviter plus longtemps les coûts, les délais, la publicité et les aléas inhérents à tout contentieux, les Parties ont engagé des pourparlers.

Aware of the uncertainty of a judicial outcome to their disputes and wishing to avoid for a longer period of time the costs, delays, publicity and uncertainties inherent to any litigation, the Parties have entered into discussions.

C’est dans ce contexte que, après discussions, les Parties se sont rapprochées désireuses d’éviter les coûts, les délais et les aléas inhérents à tout contentieux et ont convenu de mettre fin au différend qui les opposait, de manière transactionnelle, amiable et forfaitaire, en effectuant les concessions réciproques exposées ci-après.

Under these circumstances, and after discussions, the Parties have come together in order to avoid the costs, delays and risks inherent to any legal proceedings and have decided to amicably settle their dispute by making the following mutual concessions.

EN CONSEQUENCE IL EST CONVENU CE QUI SUIT :			IT HAS THEREFORE BEEN AGREED AS FOLLOWS

	1.	Rupture du Contrat		1.	Termination of the Contract

1.1	Le Contrat sera rompu à la Date de rupture sous réserve de l'homologation explicite ou implicite de la Dreets.		1.1	The Contract will be terminated on the Termination Date provided that the French local labor authorities grant explicit or implicit approval.

1.2	Conformément aux instructions de la Société, le Salarié démissionnera sans délai de tous les mandats sociaux qu'il pourrait occuper au sein de la Société et/ou de toute autre société du groupe auquel appartient la Société (ci-après le « Groupe ») et signera tout document nécessaire pour constater cette démission.		1.2

As directed by the Company, the Employee will, without delay, resign from all the corporate offices that he may hold within the Company and/or any other company of the group to which the Company belongs (hereinafter the “Group”) and sign any document necessary to record such resignation.

	2.	Solde de tout compte et documents de fin de contrat		2.	Balance of any accounts and termination documents

2.1	Le solde de tout compte sera établi notamment sur les bases suivantes :		2.1	The balance of any account shall be established, inter alia, on the following basis:

	-	le salaire fixe habituel pour la période allant du 1er au 31 octobre 2023 ;		-	the usual fixed salary for the period from October 1st to 31st, 2023;

	-	une indemnité compensatrice de congés payés brute correspondant aux jours acquis et non pris à la Date de Rupture ; les Parties reconnaissent, pour le calcul de ce nombre, qu’au 31 août 2023, le Salarié n’avait plus de jours de congés payés acquis et que, ayant pris par anticipation 6 jours de congés payés le solde de jours de congés payés en cours d’acquisition est égal à 0,25 jour ouvré (le Salarié ayant informé la Société de l’ensemble des jours de congés payés pris mais non encore comptabilisés).		-

an indemnity for accrued and unused paid vacation as of the Termination Date; this number will be calculated with the specific acknowledgment by the Parties that the Employee, as of August 31st, 2023, had no more vacation days accrued and that, since the Employee took 6 vacation days in advance, the balance of paid leave days being acquired is equal to 0.25 working day (the Employee having informed the Company of all his vacation days taken but not yet recorded).

Le Salarié a demandé à prendre par anticipation, avant la Date de Rupture, l’ensemble des jours de congés payés qu’il acquerra d’ici la Date de Rupture, soit 4,41 jours ouvrés (arrondis à 5 jours ouvrés), ce que la Société a accepté.

The Employee requested to take in advance, before the Termination Date, all paid vacation days he will acquire by the Termination Date, i.e. 4.41 working days (rounded up to 5 working days), which the Company accepted.

		Ainsi, aucune somme ne lui sera due au titre des congés payés, à la Date de Rupture ;			Therefore, no amount will be due to him with respect to paid vacation, on the Termination Date;

	-	une indemnité spécifique de rupture conventionnelle de 132.911 EUR (cent trente-deux mille neuf cent onze euros) bruts.		-	a specific contractual termination indemnity of a gross amount of EUR 132,911 (one hundred thirty-two thousand nine hundred eleven euros).

Le Salarié reconnaît avoir été rempli de l’intégralité de ses droits en termes de rémunération, notamment variable. En particulier, le Salarié reconnaît ne pas remplir les conditions relatives à l’éligibilité au bonus correspondant aux 3ème et 4ème trimestres 2023, de sorte qu’aucune somme ne lui est due à ce titre.

The Employee acknowledges having been fulfilled with all of his rights in terms of remuneration, notably variable. In particular, the Employee acknowledges not meeting the conditions relating to the eligibility to the bonus corresponding to Q3 and Q4 2023, so that no sum is due to him in this respect.

2.2	Le Salarié marque son accord définitif et irrévocable sur ces éléments de solde de tout compte et reconnaît qu’aucune autre somme ne lui est due à ce titre. Il reconnaît également que la Société ne lui est redevable d’aucune somme au titre de remboursement de frais ou à quelque titre que ce soit, dont il bénéficiait dans le cadre de l’exécution de son Contrat.		2.2

The Employee definitively and irrevocably agrees to this final statement of accounts and acknowledges that no other amount is due to him in this respect. He further acknowledges that the Company does not owe him any sum with respect to reimbursements of professional expenses for any reason whatsoever, to which he was entitled during the performance of his Contract.

2.3	Le Salarié reconnaît par ailleurs que les termes et conditions de la rupture n’ouvrent pas droit à l’application du Separation Pay Agreement du 24 mars 2022, de sorte qu’aucune somme ne lui est due à ce titre.		2.3

The Employee further acknowledges that the terms and conditions of the termination do not entitle him to any right to the application of the Separation Pay Agreement dated March 24, 2022, so that no sum is due to him in this respect.

	3.	Concessions de la Société		3.	Concessions of the Company

3.1	À titre de concessions, sans que cela constitue une quelconque acceptation des prétentions que le Salarié a ou pourrait avoir contre la Société, la Société procèdera au règlement d'une somme brute de 44.305 EUR (quarante-quatre mille trois cent cinq euros) à titre d'indemnité transactionnelle, forfaitaire, globale et définitive, dont seront déduites la CSG, la CRDS, les charges sociales et l’impôt y afférents.		3.1

The Company, as a concessionary measure, without it being construed by any means as an acceptance of any claim the Employee has or may have against the Company, accepts to grant the Employee a gross amount equal to EUR 44,305 (forty-four thousand three hundred and five euros) as a settlement compensation, fixed, global and final, from which will be deducted the CSG/CRDS and the related social security contributions.

	L’indemnité susvisée sera assujettie comme traitement et salaire et sera déclarée comme telle par la Société.			The aforementioned indemnity will be subject as salary and wages and will be declared as such by the Company.

3.2	Cette indemnité qui a pour objet de compenser le préjudice professionnel et moral subi par le Salarié du fait de l’exécution de son Contrat sera payée au Salarié par la Société dans les 60 jours suivant la signature des présentes, par virement bancaire sur le compte en banque dont elle détient le RIB.		3.2

This settlement indemnity, aiming at compensating any professional and moral prejudice suffered by the Employee for the performance of his Contract will be paid to the Employee within 60 days following the signature of this agreement, by bank transfer to the bank account of which it holds the details.

3.3	Chaque Partie fera son affaire personnelle de toute conséquence sociale et/ou fiscale portant sur la somme susvisée par les présentes, pour la part qui lui incombe, sous réserve des déductions opérées à la source par la Société conformément aux pratiques habituelles de paie.		3.3

Each Party will be personally liable of any social and/or tax contributions to be paid on the above amount provided in the present document for the part which it has to pay, subject to the deductions at source by the Company pursuant to usual payroll.

	4.	Acceptation et concessions du Salarié		4.	Acceptance and concessions of the Employee

4.1	En contrepartie des paiements et concessions faits par la Société en vertu des articles 2 et 3 de la présente transaction, le Salarié se déclare expressément et irrévocablement rempli de tous ses droits à l'égard de la Société ou de toute société du Groupe, attachés à la conclusion, à l’interprétation ou à l’exécution de son Contrat, ou de tout contrat ou mandat social détenu avec la Société et/ou toute autre société du Groupe, sur quelque fondement que ce soit.		4.1

In return for the payments and concessions, made by the Company in virtue of articles 2 and 3 of this settlement agreement, the Employee declares that all his rights are expressly and irrevocably fulfilled, with respect to the Company or any other company of the Group, attached to the conclusion, interpretation or performance of his Contract with the Company, or any contract or office with the Company and/or any other company of the Group, on any grounds whatsoever.

4.2	Sous réserve de bonne fin d'encaissement des sommes dues au titre des articles 2 et 3, le Salarié considère que la présente transaction compense intégralement le préjudice qu'il estime avoir subi en raison de l’exécution du Contrat et plus généralement en raison tant de la conclusion que de l'exécution de son Contrat ou de tout autre contrat ou mandat social intervenu avec la Société et/ou toute autre société du Groupe.		4.2

Subject to the successful payment of the amounts provided for in article 2 and article 3, the Employee agrees that this settlement agreement fully compensates him for the prejudice he believes he had suffered because of the performance of his Contract and more generally, due to both the conclusion and the performance of his Contract or any contract or corporate office with the Company and/or any other company of the Group.

4.3	En conséquence, le Salarié renonce à tous ses droits nés ou à naître à l’égard de la Société et/ou de toute autre société du Groupe, attachés à la conclusion, à l’interprétation et/ou à l’exécution de son Contrat et/ou de tout autre contrat ou mandat social intervenu avec la Société et/ou toute autre société du Groupe, sous quelque fondement que ce soit, relatifs notamment, sans que cette liste ne soit exhaustive :		4.3

As a consequence, the Employee waives his rights, with respect to the Company and/or any other company of the Group, related to the conclusion, the interpretation and/or the performance of his Contract and/or any other contract or corporate office with the Company and/or any company of the Group, on any grounds whatsoever, particularly including, but not limited to:

tous salaires, accessoires de salaires, primes ou bonus de quelque nature qu’ils soient, avantages en nature, indemnités liées au temps de déplacement, heures supplémentaires et majorations pour heures supplémentaires, repos compensateurs, indemnités de réduction du temps de travail ou toutes autres indemnités liées à la durée du temps de travail notamment en raison de son statut de cadre dirigeant, indemnités compensatrices de congés payés, jours de repos, indemnités compensatrices de préavis, indemnité de licenciement, indemnité de départ à la retraite, remboursement de frais, clause de non-concurrence, droits au titre de la formation professionnelle, perte d’une chance de droits à retraite de base, complémentaire ou sur complémentaire, de prévoyance, mutuelle ou d’avantages de quelque nature qu’ils soient relatifs à la protection sociale ou encore dommages-intérêts échus ou à échoir au titre de tout rapport de droit ou de faits ayant existé entre lui, la Société, ainsi que toute société du Groupe, et all wages, salary incidentals, premiums or bonuses of any kind, benefits in kind, travel indemnity, overtime payment and increases for overtime, time off in lieu of overtime, indemnities related to the reduction in working time or any other indemnity related to working time especially given the Employee’s senior executive status, compensation in lieu of paid holiday, rest days, notice period indemnity, severance payment, retirement benefits, reimbursement of expenses, non-compete provision, compensation with respect to a non-compete provision, rights regarding occupational training, loss of opportunity on rights to a basic, complementary or supplementary retirement pension, welfare, health insurance or benefits of any kind related to social welfare or damages due and becoming due by virtue of any legal relationship or facts having occurred between him, the Company and/or any company of the Group, and more generally with regard to the signing, interpretation and/or performance of his Contract and/or any other plus généralement, au titre de la conclusion, de l’interprétation et/ou de l’exécution de son Contrat ou de tout autre contrat ou mandat social qui serait intervenu avec la Société ainsi que toute société du Groupe, le montant de l’indemnité transactionnelle couvrant l’ensemble des préjudices prétendument subis par lui, y compris mais sans que cela soit limité aux prétentions en lien avec le litige rappelé plus haut.

contract or corporate office which would have existed between him, the Company and/or any company of the Group, with the amount of the settlement indemnity covering all damages allegedly suffered by him, including but not limited to the claims related to the dispute indicated above.

4.4	Il renonce consécutivement définitivement et irrévocablement à l’exercice de toute action devant quelque juridiction que ce soit contre la Société et les autres sociétés du Groupe, de même qu’à saisir toute administration, notamment du travail ou de la sécurité sociale, concernant des rapports de droit ou de faits ayant pu exister entre lui et la Société, ainsi que toute autre société du Groupe.	4.4

He therefore renounces definitively and irrevocably to any proceedings before any kind of jurisdiction against the Company and/or the companies of the Group, as well as to file a claim before any administration, notably regarding employment or social security matters, regarding legal or factual relationships between him and the Company, as well as any other company of the Group.

4.5	Le Salarié s’interdit toute poursuite contre les salariés et représentants de la Société ainsi que de toute société du Groupe et s’opposera à toute action en justice d’une organisation syndicale exercée en sa faveur.	4.5

The Employee renounces to any claim against employees and representatives of the Company as well as any company of the Group and will object to any judicial proceeding initiated by a trade union in his favor.

4.6

Conformément aux termes du Contrat, le Salarié déclare avoir conservé, au cours de l'exécution de son Contrat et conservera, postérieurement à la rupture de celui-ci, pour une durée indéterminée, confidentielles toutes Informations Confidentielles (c’est-à-dire celles qui ne seraient pas devenues publiques, notamment celles concernant la situation économique et financière de la Société et du Groupe, ses actions de vente, marketing et de publicité, ses secrets commerciaux, ses processus confidentiels, techniques, secrets de fabrique, savoir-faire, brevets, marques, méthodes, systèmes, capacités opérationnelles, logiciels, matériel informatique, ses activités de recherche, développement, création, création de logiciel, ses inventions, appareils, découvertes, concepts, idées, formules, ainsi que toute amélioration ou modifications de ceux-ci, ses listes de clients) dont il a pu avoir connaissance par quelque moyen et à quelque moment que ce soit – que ce soit dans le cadre de son Contrat ou de tout autre contrat ou mandat au sein de la Société ou du Groupe - et concernant la Société, ou toute société du Groupe, leurs activités ainsi que concernant leurs clients, mandataires sociaux et salariés ou anciens salariés ou actionnaires. Le Salarié ne devra pas, pour une durée indéterminée, directement ou indirectement faire usage ou permettre à un tiers de faire usage d’Informations Confidentielles concernant la Société, les sociétés du Groupe ainsi que leurs clients et fournisseurs.

		4.6

Pursuant to the terms of his Contract, the Employee pledges that he kept, during the performance of his Contract and will keep confidential after its termination, for an indefinite period, any Confidential Information (i.e. the ones which have not been accessible to the public, including those relating to the economic and financial position of the Company and its group, its sales, marketing and advertising actions, its business secrets, its confidential, technical processes, its manufacturing secrets, know how, patents, brands, methods, systems, operational capabilities, software, hardware, its research and development work, its creation work, software development, its inventions, machines, discoveries, concepts, ideas, formulas, as well as any improvement thereof or change therein, clients lists) of which he might have had / may have knowledge of by any means and at any time - within the frame of his Contract or any other contract or mandate within the Company or the group to which the Company belongs - and that concerns the Company, or any company of the Group, their activities, their clients, corporate officers and employees or ex-employees or shareholders. The Employee shall not use, for an indefinite period, directly or indirectly, or allow a third party to use, any Confidential Information concerning the Company, the companies of the Group as well as their clients and suppliers.

4.7	En conséquence, il ne devra ni solliciter ni répondre à aucune sollicitation pouvant conduire à la transmission de telles informations ou de recommandations, notamment dans le cadre d’actions judiciaires, sauf en cas de requête policière ou judiciaire.		4.7

As a consequence, he will not request or answer to any solicitation which could lead to the transmission of such information or recommendation, especially during legal proceedings unless he is subpoenaed to.

4.8	Le Salarié ne conseillera pas les salariés ou anciens salariés de la Société, ni n’interférera en aucune façon dans les relations sociales de la Société ou de toute autre société appartenant au même Groupe, ou en cas d’éventuelles contestations et/ou actions qu’ils pourraient mener à l’encontre de la Société ou du Groupe.		4.8

The Employee will not advise the current or former employees of the Company, nor interfere in any manner whatsoever with the social relationships of the Company or, any company of the Group, including in case of potential disputes and/or measures that they could take against the Company or the Group.

4.9	Le Salarié n’aura aucun propos visant à critiquer de quelque manière que ce soit ou à dénigrer directement ou indirectement, ou à nuire directement ou indirectement aux intérêts de la Société, du Groupe ainsi que ses salariés et dirigeants, ainsi qu’à leur image et à leur réputation professionnelle.		4.9

The Employee shall not make any statement that is intended to criticize in any way whatsoever or to denigrate, directly or indirectly, or to harm, directly or indirectly, the interests of the Company, the Group and its employees and managers, as well as their image and professional reputation.

4.10	Au terme de son Contrat, le Salarié reconnaît devoir restituer à la Société tous biens, pièces et documents (ainsi que leurs copies), objets et équipements en rapport avec la Société et/ou utilisés dans l’exercice de ses fonctions. Il s’interdit de conserver, notamment sous forme de copie papier ou électronique, tout document et toute donnée, en particulier à caractère personnel ou couverte par le secret des affaires, appartenant à la Société ou l’une quelconque des sociétés du Groupe.		4.10

At the end of the Contract, the Employee acknowledges that he shall return to the Company all property, parts and documents (and copies thereof), objects and equipment relating to the Company and/or used in the performance of his duties. The Employee shall refrain from keeping, in particular in the form of paper or electronic copies, any document and any data, in particular of a personal nature or covered by business secrecy, belonging to the Company or any of the companies in the Group.

	5.	Equity		5.	Equity

5.1	Les Parties reconnaissent que le Salarié conservera ses actions vestées à la Date de Rupture conformément aux termes du Vapotherm 2018 Equity Plan. Il perdra l’ensemble des droits relatifs aux actions non-vestées.		5.1

The Parties acknowledge that the Employee will keep his vested shares on the Termination Date pursuant to the terms of the Vapotherm 2018 Equity Plan. He will lose all his non-vested rights to equity shares.

5.2	Le Salarié renonce à toute contestation relative à l’exercice des droits sur les actions qu’il s’est vu attribuer et qui n’auraient pas été vestées à la Date de Rupture.		5.2	The Employee renounces to any claim related to any equity rights granted to him and which would not have vested on the Termination Date.

	6.	Non-concurrence et non-sollicitation		6.	Non-competition and non-solicitation

En application des termes du Contrat, le Salarié s’engage, pour une durée de douze mois à compter de la Date de Rupture, en France métropolitaine et en Allemagne, à ne pas :			Pursuant to the terms of his Contract, the Employee agrees, for a period of twelve months as from the Termination Date, in continental France and Germany, not to:

	-	solliciter tout salarié de la Société, en vue de l’embaucher ou de le faire embaucher par un tiers avec lequel il est en relation d’affaires ou inciter tout salarié de la Société à accepter un autre emploi ou à quitter la Société ;		-

solicit any employee of the Company, in order to hire him/her or have him/her hire by any third party with which he is in a business relationship, or encourage any employee of the Company to accept another position or to leave the Company;

	-	entrer au service d’une entreprise concevant, fabriquant ou commercialisant les produits et services pouvant concurrencer ceux de la Société;		-	work for another company that makes or markets products and services likely to compete with the Company’s;

	-	s’intéresser directement ou indirectement et sous quelque forme que ce soit à une entreprise de cet ordre.		-	take any direct or indirect interest in any form in any such company.

En contrepartie de cette obligation, la Société versera au Salarié, pendant toute la durée de non-concurrence et de non-sollicitation, une indemnité mensuelle brute égale à cinq dixièmes de la moyenne mensuelle des appointements ainsi que des avantages et gratifications contractuels dont le Salarié a bénéficié au cours des douze derniers mois précédant la signature du formulaire de rupture conventionnelle et son annexe, la rémunération moyenne mensuelle brute utilisée à cet effet étant égale à 44.304,53 EUR, les Parties reconnaissant que la présente clause vaut amendement au Contrat.

In return for this obligation, the Company will pay the Employee, for the entire duration of the non-competition and non-solicitation obligation, a monthly gross indemnity equal to five tenths of the average of the monthly salary and contractual benefits and bonuses which the Employee will have received during the twelve last months preceding the signature of the amicable termination form and its appendix, the gross average monthly salary used for this purpose being equal to EUR 44,304.53; the Parties acknowledge that this clause constitutes an amendment to the Contract.

	7.	Dispositions diverses		7.	Miscellaneous

7.1.	Le Salarié reconnaît être parfaitement informé des conséquences de la signature d’une transaction et déclare avoir disposé du temps de réflexion nécessaire avant de signer la présente transaction.		7.1.	The Employee acknowledges being fully informed of the signature of a settlement agreement’s consequences and declares that he had all time necessary to consider the signature of this agreement.

7.2.	Les Parties exécuteront de bonne foi le présent protocole qui forme un tout indissociable et s’engagent à prêter leur entier concours à la préparation et la signature de tous documents rendus nécessaires pour l’exécution des dispositions du présent protocole, le cas échéant.		7.2.

The Parties shall execute this agreement, which forms an indivisible whole, in good faith, and shall give their full assistance in the preparation and signing of any documents required for the execution of the provisions of this agreement, where appropriate.

7.3.

Les Parties reconnaissent que la présente transaction devra rester confidentielle et que sa teneur ou une copie ne pourra être communiquée à des tiers par une des Parties qu'avec l'accord exprès écrit préalable de l'autre Partie, à l'exception de toute communication exigée par la loi ou par toute autorité administrative (en particulier par les administrations du travail ou les administrations fiscales) dans le cadre de son application. En revanche, les Parties peuvent produire les présentes en justice en vue d'obtenir leur exécution par la partie défaillante. Dans l’éventualité où l’une des Parties serait contrainte de produire la présente transaction, elle devra promptement en informer l’autre partie par lettre recommandée avec demande d’avis de réception.

		7.3.

The Parties acknowledge that this agreement must remain confidential, as well as its provisions, and copy cannot be communicated to third Parties by any of the Parties without the express written prior consent of the other party, except for any communication required by law or any other administrative authority (in particular, by the labor or tax authorities) in relation to its enforcement. However, the Parties may always present this document before a court in order to obtain its enforcement by the defaulting party. In the event that one of the Parties is obliged to produce the present agreement, it shall promptly inform the other Party by registered letter with acknowledgement of receipt.

7.4.	Les Parties respecteront le caractère confidentiel des conditions de la rupture du Contrat et de la présente transaction, et s’engagent à ne pas dire ou faire quoi que ce soit qui puisse nuire à l'autre partie. Le Salarié s’abstiendra notamment de perturber les relations sociales au sein de la Société ou d’interférer dans les relations que la Société pourrait notamment avoir avec ses salariés, ses représentants du personnel, ou l’administration.	7.4.

The Parties shall irrevocably respect the confidential character of the conditions under which the Contract was terminated, as well as the terms and provisions of the present agreement, and not to reveal or behave in any manner which might harm the other Party. The Employee will not disrupt social relationships within the Company or interfere with the relationships the Company may have with its employees, staff representatives or the French Labor authorities.

7.5.	Tous conflits ou dettes pouvant exister entre les Parties du fait de la conclusion, de l’interprétation ou de l'exécution du Contrat ou de tout autre contrat ou mandat social qui pourrait être intervenu entre le Salarié et la Société ou toute société du groupe auquel appartient la Société sont définitivement réglés par les présentes, sans exception ou réserve. Les Parties renoncent réciproquement à toute réclamation ou action au titre de l’exécution du Contrat.	7.5.

All disputes or debts that may exist between the Parties, due to the conclusion, interpretation and performance of the Contract or of any other contract or corporate office that may have been entered into by the Employee and the Company or any company of the group owning the Company, are hereby settled, without any exception or reservation. The Parties reciprocally waive any claim or action with respect to the performance of the Contract.

7.6.	Les sommes versées relèveront du régime fiscal et social applicable aux salaires.	7.6.	The sums paid will be subject to the tax and social security regime applicable to wages.

7.7.

Le Salarié reconnaît être informé du fait que la perception des sommes visées à la présente transaction est susceptible d’entrainer l’application d’un différé d’indemnisation au titre de l’assurance chômage et déclare n’avoir aucune contestation à cet égard. Le Salarié déclare ainsi expressément qu’il fera son affaire personnelle de toutes déclarations des sommes qui lui ont été versées. Par ailleurs, le Salarié sera responsable du paiement de toutes taxes et cotisations de nature salariale (de sécurité sociale ou assimilées si applicable), dont il pourrait être redevable du fait des paiements mentionnés dans la présente transaction, à l’exclusion de ceux retenus à la source par la Société.

		7.7.

Similarly, the Employee acknowledges to be fully informed of the fact that the payment of the sums described in this settlement agreement may entail a differed payment of unemployment allowances. The Employee thus expressly declares that he will be personally responsible for all declarations of the sums that were paid to him. Besides, the Employee shall be liable for the payment of any taxes and contributions of a salary nature (social security or assimilated where applicable), to which he might personally be subject due to the payment mentioned in this agreement, excluding those withholding taxes paid by the Company.

	La Société se réserve le droit d’en demander le paiement au Salarié, et ce dernier accepte d’y répondre à première demande.	The Company reserves the right to ask the Employee for the payment of these contributions and the latter accepts to respond to the first request.

7.8.	Cet accord est conclu sous la condition résolutoire de l’homologation de la rupture conventionnelle par l’administration avant le 31 octobre 2023 et de sa validité. En l’absence d’homologation ou en cas de nullité de la rupture conventionnelle, le présent accord serait nul et non avenu.	7.8.

This settlement agreement is entered into under the resolutory condition of the approval of the amicable termination by the labor administration before October 31st, 2023 and its validity. In the absence of such approval or in case of nullity of the amicable termination, the present settlement agreement would be null and void.

7.9.	La présente transaction constitue un tout indivisible, de telle sorte que nul ne pourra se prévaloir d’une stipulation isolée. En cas de divergence entre la version française et la version anglaise, la version française fera foi.	7.9.

This settlement agreement constitutes a global and indivisible agreement. Consequently, it is not possible to rely on a provision by itself. In case there is a difference between the French and English version, the French version will prevail.

7.10.	Cet accord transactionnel constitue une transaction forfaitaire, globale et définitive emportant règlement de toutes sommes dues et auquel les Parties conviennent d'attribuer, de manière irrévocable, les effets de la transaction conformément aux dispositions du Code civil et notamment celles des articles 2044 et suivants et, en particulier, de l'article 2052 de ce même code.	7.10.

This settlement agreement constitutes a lump-sum, global and definitive settlement agreement involving the payment of all sums due and to which the Parties agree to attribute, in an irrevocable manner, the effects of the settlement agreement in accordance with the provisions of the Civil Code and in particular those of articles 2044 et seq. and, in particular, article 2052 of the same code.

Etabli en deux (2) exemplaires originaux dont l’un remis à chaque partie,		In two (2) original copies, one of which was given to each party,

Le 26 septembre 2023		On September 26, 2023

/s/ Joseph F. Army	/s/ Grégoire Ramade
Por Vapotherm	M. Grégoire Ramade (*)
M. Joseph F. Army

(*) "Read and approved, accepted as a final and irrevocable settlement in accordance with articles 2044 and following of the civil code, withdrawal of proceedings and action, and waiver of all appeals, challenges, proceedings or actions".